Exhibit 10.30

BONUS PLAN DOCUMENT

Subject:	Bonus Plan for the President & CEO of Time America, Inc.

Effective Date:	January 1, 2005

General Information

On                           , 2005, the compensation committee (the “Committee”) of the Board of Directors of Time America, Inc. (the “Company”) retroactively adopted an incentive compensation plan (the “Plan”) for Thomas S. Bednarik for the fiscal year ending June 30, 2005 (“Fiscal 2005”).  The Plan was subsequently adopted by the full Board of Directors of the Company at the recommendation of the Committee.  The Plan is an annual bonus plan that provides for the payment of quarter cash bonus payments based on the achievement of specified forecasted quarterly revenue and net income objectives for Fiscal 2005.  The Plan also provides for option grants based on the achievement of such objectives.

Participation Eligibility

Mr. Bednarik is the only participant eligible for incentive compensation under the Plan.

Maximum Bonus Potential

Mr. Bednarik may earn incentive compensation of up to U.S. $20,000 in the remaining two quarters of Fiscal 2005 ($10,000 per fiscal quarter) and options to purchase 40,000 shares of common stock of the Corporation (20,000 per fiscal quarter), if the forecasted quarterly net sales revenue and operating income objectives described herein are met.

Measurement Period; Bonus Payments

Mr. Bednarik shall be entitled to receive quarterly incentive compensation payments under the Plan based upon the achievement of the following forecasted quarterly net sales revenue and operating income objectives (70% of such amount based on achievement of the Net Sales Revenue Target and 30% of such amount based on the achievement of Operating Income Target).  Such payments, if any, shall be due and payable on the 20th day of the calendar month immediately following the end of a fiscal quarter.

	3rd Qtr 2005	4th Qtr 2005

Net Sales Revenue Target:	$1,612,067		$1,804,569
Operating Income Target:	$273	$	<63,499	>

Payment of the above incentive compensation shall be based on the following formulas:

Net Sales Revenue Incentive Compensation Payable =

Actual Net Sales Revenue/Revenue Objective = % of Revenue Objective Achieved

% of Revenue Objective Achieved x $7,000

Operating Income Compensation Payable =

Actual Operating Income/Operating Income Objective = % of Net Income Objective Achieved

% of Operating Income Objective Achieved x $3,000

Mr. Bednarik shall also be entitled to receive options to purchase up to 20,000 shares (or pro rata number) of common stock each fiscal quarter based on the achievement of the above-referenced objectives.

In no event shall the incentive compensation payable under this Plan exceed $10,000 (or 100% of the specified performance objectives) in any fiscal quarter.  Further, 90% of the sales revenue objective or operating income objective, as the case may be, must be achieved in order to be eligible to receive compensation under this Plan with respect to a specified performance objective.